BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

June 23, 2025

BNY Mellon Research Growth Fund, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation Agreement – BNY Mellon Research Growth Fund, Inc.

To Whom It May Concern:

Effective June 30, 2025, BNY Mellon Investment Adviser, Inc., intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Research Growth Fund, Inc. (the "fund") as follows:

The fund's investment adviser, BNY Mellon Investment Adviser, Inc., has contractually agreed, until June 30, 2026, to waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of none of the fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .75%. On or after June 30, 2026, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the fund, upon the approval of the Board of Directors of the fund and BNY Mellon Investment Adviser, Inc., to lower the net amounts shown and may only be terminated prior to June 30, 2026, in the event of termination of the Management Agreement between BNY Mellon Investment Adviser, Inc. and the fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Windels
                                                         James Windels

         Vice President and Director

Accepted and Agreed To:

BNY Mellon RESEARCH GROWTH FUND, INC.

By: /s/ Amanda Quinn
         Amanda Quinn

Assistant Secretary